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                                                              EXHIBIT 99.(a)(10)


                         ACORN HILL PARTNERS INCREASES
                        OFFER PRICE TO PURCHASE UNITS OF
                     AETNA REAL ESTATE ASSOCIATES, L.P. TO
                                     $10.80


                  OFFER EXTENDED TO MONDAY, DECEMBER 23, 1996


              Acorn Hill Partners L.L.C. has increased its offer price for Units of Aetna Real Estate Associates, L.P. (the "Partnership") to $10.80 PER UNIT. This offer price exceeds the offer price of First Trust Co., L.P. ("FTC") in its original 4.9% tender offer for Units, as amended to date
(the "FTC Offer").

       o $10.80 IS THE HIGHEST TENDER OFFER PRICE. OUR OFFER PRICE IS HIGHER THAN THE OFFER PRICE MADE BY FTC.

       o UNLIKE THE FTC OFFER, YOU ARE GUARANTEED TO AUTOMATICALLY RECEIVE THE HIGHEST PRICE WE OFFER FOR UNITS AT ANYTIME DURING OUR TENDER OFFER. Because the FTC Offer is only for 4.9% of the outstanding Units, it is not subject to the requirement that you receive the highest price offered. Therefore, if you tender now to FTC and FTC subsequently increases its tender offer price, you may only receive the lower price that was offered at the time you tendered your Units. We are subject to the rule that requires that you receive the highest price we offer. Therefore, IF YOU ACCEPT OUR OFFER YOU KNOW THAT YOU WILL AUTOMATICALLY RECEIVE THE BENEFIT OF ANY HIGHER PRICE WE OFFER.

       o YOU MAY BE ABLE TO REVOKE YOUR PRIOR TENDER TO FTC, WHICH WAS FOR LESS MONEY. If you have already tendered your Units to FTC but would like to receive more money per Unit pursuant to our Offer, we have previously sent to you a Notice of Withdrawal so that you may be able to withdraw your prior acceptance of FTC's offer. We make no assurances, however, that you have the legal right to withdraw your prior tender to FTC.


              IF YOU HAVE ALREADY TENDERED YOUR UNITS TO FTC BUT WOULD LIKE TO RECEIVE MORE MONEY PER UNIT PURSUANT TO OUR OFFER, WE HAVE PREVIOUSLY SENT TO YOU A NOTICE OF WITHDRAWAL SO THAT YOU MAY BE ABLE TO WITHDRAW YOUR PRIOR ACCEPTANCE OF FTC'S OFFER. In the event you receive any other offers, please contact The Herman Group at (800) 992-6174 before signing any documentation.
IF YOU PREVIOUSLY TENDERED YOUR UNITS TO US, YOU WILL AUTOMATICALLY RECEIVE THE HIGHER PRICE WITHOUT TAKING ANY FURTHER ACTION. If you have not yet tendered your Units to us (or have now sent the Notice of Withdrawal to FTC and we can confirm that such withdrawal is valid), please mail or fax a completed and executed copy of the Letter of Transmittal previously provided to you and any documents required by the Letter of Transmittal to The Herman Group using the enclosed pre-addressed, postage paid envelope at the address listed below. If you have any questions or comments, please call The Herman Group at (800) 992-6174.


                             THE HERMAN GROUP, INC.
                      2121 San Jacinto Street, 26th Floor
                              Dallas, Texas 75201
                 Facsimile No. (214) 999-9348 or (214) 999-9323
                      For information call 1-800-992-6174


December 9, 1996                                      ACORN HILL PARTNERS L.L.C.